--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: JANUARY 31, 2005
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                             New England Realty Associates Limited                  Director          X  10% Owner
Brown, Harold                                    Partnership, NEWRZ                            ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
c/o New England Realty Associates            Number of Reporting        Month/Day/Year                    below)       below)
Limited Partnership                          Person, if an entity
39 Brighton Avenue                           (voluntary)                November 4, 2002      Treasurer of NewReal, Inc. General
                                                                                              Partner of Issuer
--------------------------------------------                            --------------------- ------------------------------------
                  (Street)                                              5. If Amendment,      7. Individual or Joint/Group Filing
                                                                           Date of Original       (Check Applicable Line)
                                                                           (Month/Day/Year)    X Form filed by One Reporting Person
                                                                                              ---
                                                                           N/A                ___Form filed by More than One
Allston, MA 02134                                                                                Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of   2. Trans-  2A. Deemed     3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-   7. Nature
   Security      action      Execution     action        or Disposed of (D)              Securities        ship        of In-
   (Instr. 3)    Date        Date,         Code          (Instr. 3, 4 and 5)             Beneficially      Form:       direct
                             if any        (Instr. 8)                                    Owned Follow-     Direct      Bene-
                 (Month/     (Month/                                                     ing Reported      (D) or      ficial
                 Day/        Day/          ------------------------------------------    Transaction(s)    Indirect    Owner-
                 Year)       Year)                                   (A) or              (Instr. 3         (I)         ship
                                           Code    V       Amount    (D)     Price        and 4)           (Instr.     (Instr. 4)
NEWRZ       November 4, 2002                 P               510       A      $39.00           --           4)
Depositary  November 4, 2002                 P               890       A       39.70        84,911              D
Receipts
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                                                                                            98,394              I      Owned by
                                                                                                                       NERA 1994
                                                                                                                       Irrevocable
                                                                                                                       Trust,
                                                                                                                       guarantor
                                                                                                                       trust
                                                                                                                       established
                                                                                                                       by reporting
                                                                                                                       person
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                             TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                      (E.G., PUTS CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security     2. Conver-   3. Trans-   3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action       Execution   tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date         Date,       (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/       if any                    posed of (D)             (Month/Day/
                                       Deriv-       Day/         (Month/                   (Instr. 3, 4, and 5)     Year)
                                       ative        Year)        Day/
                                       Security                  Year)


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
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7. Title and Amount of          8. Price of      9. Number of     10. Ownership     11. Nature of
   Underlying Securities           Derivative       Derivative        Form of           Indirect
   (Instr. 3 and 4)                Security         Securities        Derivative        Beneficial
                                   (Instr. 5)       Beneficially      Securities:       Ownership
                                                    Owned             Direct (D) or     (Instr. 4)
                                                    Following         Indirect (I)
                                                    Reported          (Instr. 4)
                                                    Transaction(s)
   -----------------------                          (Instr. 4)
   Title         Amount or
                 Number of
                 Shares
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          /s/ Harold Brown                     November 6, 2002
     -------------------------------       --------------------------
     **Signature of Reporting Person                Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space is insufficient, SEE Instruction 6 for procedure.
